Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

BLACKBIRD BIOFINANCE, LLC,

as Seller,

DR. SCOTT ANTONIA and SAM SHRIVASTAVA

as Principals,

 CELLULAR BIOMEDICINE GROUP, INC.

as Parent,

CELLULAR BIOMEDICINE GROUP VAX, INC.

as Buyer

Dated as of June 8, 2015

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of  June 8, 2015, by and among Blackbird BioFinance, LLC, a Ohio limited liability company (“Seller”),  Dr. Scott Antonia (“Antonia”), Sam Shrivastava (“Shrivastava” and together with Antonia, the “Principals”), Cellular Biomedicine Group, Inc., a Delaware corporation (“Parent”), and Cellular Biomedicine Group Vax, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Buyer”).

RECITALS

               WHEREAS, Seller is the exclusive licensee of that certain Standard Exclusive License Agreement with Sublicensing Terms (Agreement Number LIC14093) dated April 22, 2014 by and between the University of South Florida Research Foundation, Inc. (“USF”), a nonstock, nonprofit Florida corporation and a direct support organization of the University of South Florida (“University”), and Seller, as amended by the corresponding Amendment Number 1, dated March 24, 2015 (as so amended, the “License Agreement” or the “License”) and is engaged in the business of researching, developing, commercializing and exploiting the Licensed Trade Secrets (as defined below) and any and all derivatives thereof, work product based thereon, and Improvements (as defined below)  thereon, the Master Vaccine Bank (as defined below) and any and all derivatives thereof, work product based thereon, and Improvements thereon,  the Technology (as defined below) and any and all derivatives thereof, work product based thereon, and Improvements thereon in the field of all medical and therapeutic applications anywhere in the world (the “Business”);

WHEREAS, Seller has certain rights in and to (i) the Licensed Trade Secrets and derivatives thereof, work product based thereon and Improvements thereon, (ii) the Business, (iii) the Master Vaccine Bank, and derivatives thereof, work product based thereon, and Improvements thereon, and (iv) the regulatory documents and clinical trial data relating to the foregoing;

WHEREAS, Buyer desires that USF and Seller amend the License Agreement, in substantially the form of the Amended and Restated Standard Exclusive License Agreement With Sublicensing Terms, attached hereto as Exhibit A, effective as of immediately prior to the Closing (the “Amended License”);

WHEREAS, Buyer desires to have the Amended License assigned to it, which includes any rights of Seller in and to (i) the Business, whether or not patentable or copyrightable, (ii) the Master Vaccine Bank and any and all derivatives thereof, work product based thereon, and Improvements thereon, whether or not patentable or copyrightable, (iii) all regulatory documents and clinical trial data stored in any kind of media whatsoever relating to any of the foregoing, and (iv) any other rights and assets of Seller used or usable in connection with the research, development, commercialization and/or exploitation of any of the foregoing and/or in connection with the Business, and Seller is willing to assign the Amended License to Buyer and to sell to Buyer all of Seller’s assets and rights therein, including the rights of Seller described in clauses (i) through (iv) of this paragraph, subject to the terms and conditions set forth herein;

WHEREAS, the Principals collectively own, beneficially and of record, eighty eight percent (88%) of the issued and outstanding limited liability company membership interests of Seller.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), review, inquiry, hearing, proceeding or investigation, an opposition, revocation, reexamination, interference or similar proceeding by any Person or by or before any Governmental Authority.

 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

 “Allowed Delay” is defined in Section 8.7(f).

 “Amended License” is defined in the recitals.

“Ancillary Documents” means each agreement, instrument or document provided for herein, including the Disclosure Schedules, the License Assignment, the Bill of Sale, the Non-Competition Agreement, the Confidentiality Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Antonia” is defined in the preamble.

“Assumed Liabilities” is defined in Section 2.3.

 “Basket” is defined in Section 9.5(a).

 “Bill of Sale” is defined in Section 7.1(g)(ii).

 “Business” is defined in the recitals.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York.

 “Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 9.2.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Parent to consummate the transactions contemplated by, and discharge their respective obligations under, this Agreement and the Ancillary Documents to which Buyer or Parent is a party.

“Cash Purchase Price” is defined in Section 3.1.

 “Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Parent Shares” is defined in Section 3.1(a).

“Closing Purchase Price” is defined in Section 3.1(a).

“Confidentiality Agreement” is defined in Section 7.1(g)(vi)

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the Disclosure Schedules dated as of the date hereof delivered to Buyer and Parent by Seller and Principals and forming a part of this Agreement.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

 “Excluded Assets” is defined in Section 2.2.

“FTSA” is defined in Section 5.6(h).

 “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Holdback” is defined in Section 3.1(b).

“Holdback Parent Shares” is defined in Section 3.1(b).

“Holdback Release Date” is defined in Section 9.7(b).

“Holders” is defined in Section 8.7(c).

“Improvements” shall have the meaning ascribed thereto in the Amended License.

“Indemnification Cap” is defined in Section 9.5(a).

“Indemnitee” is defined in Section 9.4(a).

“Indemnitor” is defined in Section 9.4(a).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) trademarks; (c) Copyrights; (d) trade secrets and other confidential or proprietary business information, including concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, methods, know-how, data, formulas, compositions, and methods, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to Seller, the knowledge of a particular matter by any Principal or any manager or executive officer of Seller, in each case after due inquiry under the circumstances; (ii) with respect to each Principal, the  knowledge of a particular matter by such Principal, in each case after due inquiry under the circumstances; and (iii) with respect to Buyer or Parent, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer or Parent, as applicable, without any duty of inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

 “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“License” is defined in the recitals.

“License Agreement” is defined in the recitals.

 “License Assignment” is defined in Section 7.1(g)(i).

“Licensed Trade Secrets” means the trade secrets, intellectual property, rights, information and materials licensed under the Amended License.

“Licensed Process” has the meaning ascribed thereto in the Amended License.

“Licensed Product” has the meaning ascribed thereto in the Amended License.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loss” is defined in Section 9.2.

“Master Vaccine Bank” means the cell line as described in Schedule 1 to the Amended License.

“Material Adverse Effect” means, with respect to Seller or any of the Principals, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) that has a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Business, or materially diminish the value of the Business or the Purchased Assets or materially increase the Assumed Liabilities or (b) that materially impairs or delays the ability of Sellers or any of the Principals to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (i) the economy in general, (ii) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (iii) changes in applicable Laws or GAAP or the application or interpretation thereof, (iv) the industry in which the Business operates and not specifically relating to the Business or (v) a natural disaster (provided, that in the cases of clauses (i) through (v), the Business is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Business).

“Moffitt” means the H. Lee Moffitt Cancer Center & Research Institute, Inc., a not-for-profit Florida corporation organized pursuant to Section 1004.43 of the Florida Statutes.

“Necessary Consent(s)” means any consent (including any consent to an assignment of a Contract), Permit, waiver, authorization, order or other approval required to consummate the transactions contemplated by this Agreement without breaching the Amended License or otherwise adversely affecting the ability of Buyer’s ownership or use of the Purchased Assets on or after the Closing or the rights or obligations of Buyer and/or Parent with respect to the Purchased Assets, the Assumed Liabilities or otherwise under this Agreement.  For the avoidance of doubt, Necessary Consents include, without limitation, the written consent of USF, University and Moffitt for or in connection with the assignment of the Amended License to the Buyer.

“Non-Competition Agreement” is defined in Section 7.1(g)(iv).

 “Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“OTSA” is defined in Section 5.6(h).

 “Parent” is defined in the preamble.

“Parent Common Stock” means the common stock, par value $0.001, of Parent.

“Parent Shares” means the shares of Parent Common Stock constituting the Stock Purchase Price.

 “Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, product registration, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

 “Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Principals” is defined in the preamble.

 “Purchase Price” is defined in Section 3.1.

“Purchased Assets” is defined in Section 2.1.

“Registrable Securities” is defined in Section 8.7(b).

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Requested Securities” is defined in Section 8.7(c).

“Retained Liabilities” is defined in Section 2.4.

“SEC” is defined in Section 8.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

 “Seller Indemnified Parties” is defined in Section 9.3.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Special Reps” is defined in Section 9.1.

“Stock Purchase Price” is defined in Section 3.1.

 “Survival Date” is defined in Section 9.1.

 “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any affiliated group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

                 “Technology” means the K562 cancer cells transfected with GM-CSF (growth factor) and CD40L (GM.CD40L), the next generation cancer vaccine, GVAX technology and Licensed Trade Secrets.

“Third Party” shall mean any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transfer Taxes” is defined in Section 10.1.

“University” is defined in the recital.

“USF” is defined in the recital.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

2.1. Purchase of Purchased Assets.  Upon the terms and subject to the conditions herein set forth, and in reliance upon the representations and warranties contained herein, upon the Closing, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any and all Liens, all of Seller’s rights, title and interests in and to any and all assets, properties and rights of every kind, nature and description, tangible and intangible, real, personal or mixed, accrued and contingent, of Seller, wheresoever located and whether or not carried or reflected on the books and records of Seller (other than the Excluded Assets) (collectively, the “Purchased Assets”), including, without limitation, all of Seller’s rights, title and interests in and to the following:

(a) the Amended License;

(b) the Business and any and all regulatory documents and clinical trial data related to the Business;

(c) the Master Vaccine Bank and derivatives thereof, work product based thereon, and Improvements thereon;

(d) to the extent assignable, all Permits;

(e) all rights to indemnification, warranties, guarantees, claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against suppliers, manufacturers, contractors or other third parties relating to any of the Purchased Assets or the Assumed Liabilities;

(f) all goodwill associated with the Purchased Assets;

(g) all proceeds of the foregoing.

2.2. Excluded Assets.  Buyer and Seller expressly agree and acknowledge that the Purchased Assets shall not include any cash or cash equivalents of Seller (collectively, the “Excluded Assets”).

2.3. Assumption of Assumed Liabilities.  As of the Closing Date, Buyer shall assume control of, and responsibility for, all costs, obligations and Liabilities arising from or related to the Purchased Assets that relate to the period following the Closing (the “Assumed Liabilities”). For greater certainty, the Assumed Liabilities shall include all of Seller’s liabilities and obligations under the Amended License and Buyer agrees to be responsible for the full performance and discharge of all of Seller’s obligations, duties and responsibilities under the Amended License, in each case arising only from and after the Closing Date.  Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible for, any Liabilities of Seller (or any Affiliate or predecessor thereof) or any other Liabilities in respect of the Purchased Assets.

2.4           Retained Liabilities.  Seller shall retain and shall be fully responsible for all costs, obligations and Liabilities arising from or related to (i) the Purchased Assets that relate to the period prior to the Closing, (ii) the Excluded Assets, and (iii) the Business that relates to the period prior to the Closing Date, including, without limitation, any and all purchase orders (collectively, the “Retained Liabilities”). For greater certainty, the Retained Liabilities shall include any Liabilities and obligations of Seller under the License Agreement or the Amended License that relate to the period prior to the Closing Date, regardless of when such Liabilities arise.

2.5           Assignment and Assumption of the Amended License. As of the Closing Date and subject to receipt of the Necessary Consents, Seller shall assign and Buyer shall assume the Amended License; provided however that Buyer shall assume only those Liabilities and obligations under the Amended License that relate to the period commencing following the Closing. The parties agree and acknowledge that the Amended License and the assignment of the Amended License requires the Necessary Consents and that the receipt of the Necessary Consents is a condition of Closing. The parties acknowledge and agree that neither Buyer nor Parent shall be required to pay money to USF, the University, Moffitt or any other Person or offer or grant any accommodation (financial or otherwise) to USF, the University, Moffitt or any other Person in connection with Seller’s efforts to obtain the Necessary Consents, other than payment of the Purchase Price as provided hereunder.

ARTICLE III
CONSIDERATION

3.1. Purchase Price and Payment.  At the Closing, in consideration of the sale, assignment, transfer and delivery to Buyer of the Purchased Assets and Buyer’s assumption of the Assumed Liabilities in accordance with and subject to the terms and conditions of this Agreement, Buyer and Parent shall (i) pay Seller Two Million Five Hundred Thousand U.S. Dollars (U.S. $2,500,000) (the “Cash Purchase Price”) and (ii) issue to Seller such number of shares of Parent Common Stock worth $1,750,000 with the per share price based on the 20-day VWAP of Parent Common Stock at Closing (the “Stock Purchase Price” and together with the Cash Purchase Price, the “Purchase Price”).   The Purchase Price shall be payable as follows:

(a) Closing Purchase Price.  At Closing, (i) Buyer shall pay the Cash Purchase Price to Seller by wire transfer in immediately available funds to such account as designated by Seller, and (ii) Parent shall deliver such number of shares of Parent Common Stock  worth $1,050,500 with the per share price based on the 20-day VWAP of Parent Common Stock at Closing (the “Closing Parent Shares”) (the Cash Purchase Price provided in clause (i) and the shares of the Closing Parent Shares provided in clause (ii) shall collectively be referred to as the “Closing Purchase Price”); and

(b) Holdback. The balance shares of the Stock Purchase Price (e.g. such number of shares worth $700,000 with the per share price based on the 20-day VWAP of Parent Common Stock) (the “Holdback Parent Shares” or the “Holdback”) shall be payable to Seller, subject to possible reduction or deferred payment under Section 9.7 of this Agreement, on the Holdback Release Date.

3.2. Allocation of Purchase Price.  The parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets on or after the Closing Date in the manner specified in Exhibit B attached hereto, as mutually agreed to by the parties.  In the event that any Governmental Authority disputes the parties’ allocation, each party shall promptly notify the other parties in writing of the nature of such dispute.

ARTICLE IV
CLOSING

4.1. Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur upon the first (1st) Business Day following the satisfaction and/or waiver of all conditions to Closing set forth in ARTICLE VII at 10:00 am (Eastern Time) at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, or at such other place and/or on such other date as the parties may agree.  The date on which the Closing actually occurs will be referred to as the “Closing Date”.  The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.

4.2. Failure to Close.  Notwithstanding the failure to satisfy and/or waive any of the conditions to Closing set forth in ARTICLE VII, if the Closing of the transactions contemplated by this Agreement has not occurred by or before the twentieth (20th) day following the execution of this Agreement by all parties, this Agreement may be terminated by Buyer or Seller upon written notice to the other. In the event of termination of this Agreement under this Section 4.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

Seller and Principals, jointly and severally, represent and warrant to Buyer and Parent, as of the date of this Agreement and as of the Closing Date, as follows:

5.1. Organization; Capitalization; Subsidiaries.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has full limited liability company power and authority to own, use and operate its assets (including, without limitation, the Purchased Assets) and to conduct its Business as and where it is being conducted.   The address of Seller’s only office is listed on Schedule 5.1(a)(ii) hereto.  Since its formation, Seller has not used any name other than “Blackbird BioFinance, LLC”.

(b) Schedule 5.1(b)(i) hereto sets forth all of the members of Seller and their respective ownership of limited liability company membership interests in Seller as of the date hereof and as of the Closing Date.  Except as set forth on Schedule 5.1(b)(ii) hereto, there are no other securities, options, warrants, calls, rights, commitments or agreements of any character (including, without limitation, under any employment, consulting, finder, brokerage, severance or similar agreement) to which Seller, any Principal or any other member of Seller is a party or by which any of them is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its limited liability company membership interests or obligating any Principal or any other member of Seller to sell, transfer, deliver,  assign, convey or purchase or cause to be sold, transferred, delivered, assigned, conveyed or purchased any limited liability company membership interests in Seller.   Seller has delivered to Buyer and Parent accurate and complete copies of the articles of organization and operating agreement of Seller, including all amendments thereto.

(c) Seller does not own, and since its formation, has not owned, directly or indirectly, any subsidiary or equity securities or other ownership interests in any other Person.

5.2. Authorization.   Each of Seller and Principals has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all limited liability company action on the part of Seller (including manager’s approval and unanimous members’ approval of Seller).  This Agreement has been duly executed and delivered by Seller and Principals.  This Agreement constitutes, and upon the execution and delivery thereof by Seller and Principals, as applicable, each Ancillary Documents to which any of them is a party will constitute, a legal, valid and binding obligation of Seller and Principals, as applicable, enforceable against such Seller and Principals, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

5.3. Non-Contravention.  Except as set forth on Schedule 5.3 hereto, neither the execution, delivery and performance of this Agreement or any Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the articles of organization or operating agreement of Seller, (b) violate or conflict with any Law or Order to which Seller or any Principal or the Purchased Assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Seller or any Principal (or Buyer as the assignee thereof) to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Seller or any of the Principals is a party or by which Seller, any of the Principals or the Purchased Assets may be bound, (d) result in the imposition of a Lien on any Purchased Asset or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to any Governmental Authority or other Person, other than Necessary Consents.

5.4. Title to Purchased Assets.  Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens.  Upon delivery of the Purchased Assets to Buyer at the Closing in accordance with this Agreement and upon Buyer’s payment of the Closing Purchase Price, good and marketable title to all of the Purchased Assets, free and clear of all Liens, will pass to Buyer.

5.5. Amended License.

(a) The Amended License is in full force and effect and constitutes a legal, valid and binding agreement between Seller and USF, enforceable in accordance with its terms, except for Permitted Exceptions.  Other than the Amended License, Seller and Principals have not been provided, and do not have any Knowledge of, any notice of any intention to terminate or modify the License Agreement.

(b) Seller is not in default under, or in breach of, the Amended License.  Seller and Principals have not received written notice nor threat that it is in default under, or in breach of, the Amended License.  Without limiting the general effect of the foregoing, Seller has heretofore issued equity interests in Seller to USF, made full payment of all sums, fees, royalty payments and other compensation to USF and fully satisfied all its other obligations (including, without limitation, obligations to maintain insurance policies and to pay patent prosecution costs) to USF, all as required by the Amended License.   To the Knowledge of Seller and Principals, USF is not in default under, or in breach of, the Amended License.

(c) There are no disputes under the Amended License and no claim has been asserted by any Person that would require Seller to indemnify USF or any other Person under the Amended License, and Seller and Principals have no Knowledge of any valid basis for any such dispute or claim.

(d) Seller has the right to assign the Amended License, subject to obtaining USF’s Consent under the Amended License.

(e) The License Agreement and the Amended License constitute all Contracts to which any of Seller, Principals or their respective Affiliates is bound, that grant any rights to any of the Purchased Assets or that otherwise relate to the Purchased Assets.  Seller has delivered to Buyer accurate and complete copies of the License Agreement and the Amended License, including all amendments thereto.

(f) No Licensed Products have been developed or manufactured by Seller or Principals or their respective Affiliates under the Amended License. Seller has no Liabilities to any Person for the reimbursement of the costs and expenses incurred with respect to the development and manufacture of the Master Vaccine Bank.

(g) Seller has not filed or applied for any Permit with any Governmental Authority with respect to any Licensed Products or Licensed Processes.

(h) The Master Vaccine Bank have been stored by Seller under substantially same conditions as those under which Antonia stores clinical trial material for his own clinical trials.

(i) No Licensed Processes have been developed by Seller or Principals under the Amended License.

(j) Seller has not sublicensed or otherwise assigned any of its rights or obligations under the Amended License except as contemplated by this Agreement.

(k) Except as set forth on Schedule 5.5(k) hereto, Seller and Principals have not filed for any Patent with any Governmental Authority with respect to any of Licensed Trade Secrets or any derivatives thereof or Improvements thereon.

(l) (i) The Master Vaccine Bank, related validation studies and standard operating procedures for vaccine creation and manufacturing were generated by Antonia between 1999 and 2002; (ii) all pre-clinical data related to the materials described in clause (i) were generated by Antonia prior to December 31, 2002; (iii) the FDA investigational new drug application related to the materials in clauses (i) and (ii) were generated by Antonia prior to October 24, 2004; (iv) the IRB application related to the materials in clauses (i) and (ii) were generated by Antonia prior to October 8, 2002; and (v) all other Trade Secret (as defined in the Amended License) was generated by Antonia prior to July 1, 2003.

5.6. Intellectual Property

(a) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property rights included in Purchased Assets.

(b) To the Knowledge of Seller or any of the Principals, no Person has infringed, misappropriated or violated, or is currently infringing, misappropriating or otherwise violating, any of the Intellectual Property rights included in the Purchased Assets.

(c) Seller and Principals have not received from any Person any written notification of alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any Person arising from the Seller’s development or use of any Purchased Assets or any Intellectual Property rights included in the Purchased Assets.

(d) Seller’s development or use, prior to the Closing Date, of any Purchased Assets or of any Intellectual Property rights included in the Purchased Assets did not constitute infringement, misappropriation or other violation of any valid and enforceable Intellectual Property rights of any Person or unfair competition or trade practices under the laws of any jurisdiction.

(e) The Purchased Assets (i) have not been the subject of any prior Action; (ii) are not the subject of any pending Action; (iii) are not the subject of any claim for which Seller or any Principal has received written notification; and (iii) are not the subject of any threatened claim of which Seller or any Principal has Knowledge.

(f) To the extent that any Purchased Asset is subject to any third party rights or restrictions: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained the right to use such Purchased Asset by valid assignment, license or otherwise and (ii) the transfers, assignments and conveyance of the Purchased Assets from Seller to Buyer hereunder will not violate or cause any adverse consequences under any such third Party agreements. Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any of the Purchased Assets to any other Person.

(g) The possession, use and operation of the Purchased Assets by Buyer  immediately after Closing do not and will not: (i) infringe or misappropriate the Intellectual Property rights of any Person, (ii) violate the rights of any Person (including rights to privacy or publicity), or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction, and there is no basis for any such claims. Seller has not received notice from any Person claiming that the pre-closing Purchased Assets infringe or misappropriate the Intellectual Property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction

(h) Seller has taken reasonable steps to protect Seller’s rights, under Florida’s Trade Secrets Act (Fla. Stat. §§ 688.001 et seq.) (“FTSA”), Ohio’s Trade Secrets Act (Ohio Revised Code §§ 1333.61 et seq.) (“OTSA”), the common law of the State of New York, or other applicable laws, as the case may be, in any confidential information and trade secrets of Seller included in, associated with, or related to the Purchased Assets, and is not aware of any violation of the foregoing laws or other similar applicable laws by any third party arising from any misappropriation, acquisition, or disclosure of such confidential information or trade secrets through improper or illicit means.  No employee or other Person who has been involved in the creation, invention or development of any of the Purchased Assets for or on behalf of Seller owns or has any rights in any of such Purchased Assets, nor has any such employee or other Person made any assertions with respect to any alleged ownership or rights, nor to the Knowledge of Seller threatened any such assertion.

5.7. Absence of Liabilities.  Except set forth in Schedule 5.7 hereto, neither Seller, Principals nor any of their respective Affiliates have any Liabilities arising from or relating the Purchased Assets or Seller’s Business, and none of the Purchased Assets is subject to or bound by any Liabilities.

5.8. Absence of Certain Changes.  Except as set forth on Schedule 5.8 hereto, since April 22, 2014:  (a) there has been no event, change or effect with respect to Purchased Assets which has had a Material Adverse Effect; (b) none of the Purchased Assets has suffered any loss, damage, destruction or other casualty, whether or not covered by insurance; (c) Seller has not incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability arising from or relating to the Purchased Assets; (d) Seller has not instituted, settled or agreed to settle any Action before any Governmental Authority relating to the Purchased Assets or the Assumed Liabilities; (e) Seller has not entered into any material transaction or Contract in respect of the Purchased Assets (other than the Amended License); and (f) Seller has not agreed or committed, whether in writing or otherwise, to take any action described in this Section 5.8.

5.9. Maintenance.  The Purchased Assets have been maintained in accordance with past practice and generally accepted industry practice.

5.10. Research Agreement. Seller and Principals have furnished Buyer and Parent a true, complete and correct copy of the latest draft of the Investigator-Sponsored Research Agreement between Bristol-Myers Squibb Company and Moffitt.

5.11. Litigation; Legal Matters.  There is no Action pending or, to the Knowledge of Seller or Principals, threatened, whether at law or in equity, or before or by any Governmental Authority, nor any Order of any Governmental Authority against or affecting or which could affect (without regard to the availability of insurance) any of the Purchased Assets, the Assumed Liabilities or the transaction contemplated in this Agreement and the Ancillary Agreement, and Seller and Principals have no Knowledge of any valid basis for any such Action.  There are no Orders outstanding against Seller, the Principals or the Purchased Assets in connection with or related to the Purchased Assets.

5.12. Permits.   Seller owns or possesses all, right, title and interest in all Permits required to own or use the Purchased Assets as now being used or to conduct its Business as now being conducted.  All Permits of Seller are listed on Schedule 5.12 hereto and are valid and in full force and effect.  No loss or expiration of any Permit is pending or, to the Knowledge of Seller or any Principal, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

5.13. Compliance with Laws.  Seller is in compliance, and has complied, in all material respects with all Laws and Orders in respect of the ownership, operation, use or possession of the Purchased Assets and/or the conduct of its Business.  None of the ownership, operation, use or possession of the Purchased Assets or the conduct of Seller’s Business conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which Seller is a party or by which any of the Purchased Assets or Seller’s Business may be bound or affected.  Neither Seller nor any Principal has received any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that Seller is not in compliance in all material respects with any such Laws and Orders with respect to the Purchased Assets and/or the conduct of Seller’s Business.

5.14. Environmental Matters.  In connection with Seller’s ownership or use of the Purchased Assets and/or the conduct of Seller’s Business on or prior to the Closing Date:  (i) Seller has complied in all material respects with all applicable Environmental Laws; (ii) Seller has not received notice of any Actions pending or threatened against Seller, its Business or the Purchased Assets relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions; and (iii) Seller does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to Seller’s past or current properties, facilities or operation.

5.15. Taxes.

(a)  Except as set forth in Schedule 5.15(a) hereto, Seller has filed all federal, state, local and other tax returns which it has been required to file which relate to or might in any way affect the Purchased Assets and/or its Business.  Each such return is true and accurate in all material respects.  Seller has timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes (whether or not shown on any tax return).  There are no Liens with respect to Taxes on any of the Purchased Assets (other than statutory Liens for current Taxes not yet due and payable).

(b) There are no pending or, to the Knowledge of Seller or any Principal, threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Taxes of Seller which would reasonably be expected to result in any Liens on any Purchased Asset or result in any material liability of Buyer and/or Parent for any Tax.

5.16. Solvency.  Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller is, or may become indebted.  The Purchase Price and the Assumed Liabilities are not less than the reasonably equivalent value of the Purchased Assets.  After the Closing and after giving effect to this Agreement and the transactions contemplated hereby, Seller will not be insolvent (either because of its financial condition will be such that the sum of its debts is great than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and mature).

5.17. No Brokers.  Except as set forth in Schedule 5.17 hereto, none of Seller or the Principals, nor any of respective Representatives, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.  Seller shall bear any and all such brokerage fees, commissions, finders’ fees or similar fees.

5.19     Investment.    Seller is acquiring the Parent Shares for its own account, and not directly or indirectly for the account of any other Person.  Seller is acquiring the Parent Shares for investment and not with a view to distribution or resale thereof except in compliance with the Securities Act and any applicable state law regulating securities.  Seller did not learn of the investment in the Parent Shares as a result of any public advertising or general solicitation, and is not aware of any public advertisement or general solicitation in respect of Parent or its securities. Prior to the execution of this Agreement, Seller has had the opportunity to ask questions of and receive answers from representatives of Parent concerning an investment in Parent, as well as the finances, operations, business and prospects of Parent, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. Seller has read and reviewed Parent’s latest periodic and current report filings on the Securities and Exchange Commission’s EDGAR  webpage  at   www.sec.gov,  including the  audited  and unaudited financial statements, description of business operations, risk factors and other disclosures set forth therein.

5.20    No Registration of Parent Shares.  Seller acknowledges that it is aware that (i) the Parent Shares are restricted shares and have not been registered under the Securities Act and that the Parent Shares cannot be and will not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (ii) the Parent Shares have not been registered or qualified under any applicable state law regulating securities and therefore the Parent Shares cannot and will not be sold unless it is subsequently registered or qualified under any such act or an exemption therefrom is available, (iii) neither Buyer, Parent, nor any Representative of Buyer or Parent has made any representation, warranty, or covenant whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Securities Act is, or will become, available, (iv) neither Buyer, Parent, nor any Representative of Buyer or Parent has made any representation, warranty, or covenant whatsoever as to whether any exemption from any applicable state law is, or will become, available, and (v) therefore, Seller must agree to bear the economic risk of investment for an indefinite period of time.

5.21   Sophistication.  Seller represents and warrants that it (i) is an “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; or (ii) has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Parent Shares.   Seller further represents and warrants that (x) it is capable of evaluating the merits and risk of such investment, (y) that it has not been organized for the purpose of acquiring Parent Shares and (z) that it is being represented in this transaction by an attorney who is fully familiar with the securities laws affecting this transaction.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, represent and warrant to Seller and Principals as of the date of this Agreement and as of the Closing Date as follows:

6.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

6.2. Authorization.  Parent has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent.  This Agreement constitutes, and upon the execution and delivery thereof by Parent, a legal, valid and binding obligation of Parent, as applicable, enforceable against Parent in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.  Buyer has corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement constitutes, and upon the execution and delivery thereof by Buyer, each Ancillary Document to which Buyer is a party will constitute, a legal, valid and binding obligation of Buyer, as applicable, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

6.3. No Contravention.  Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Parent and/or Buyer, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the charter or by-laws of Parent, (b) violate or conflict with, any provision of the governing documents of Buyer,  (b) violate or conflict with any Law or Order to which Parent or Buyer is bound or subject, or (c) any Contract or Permit to which Parent or Buyer is a party or by which Party or Buyer may be bound or affected, other than, in cases of clauses (a) through (c), such violations or conflicts which not reasonably be expected to have a Buyer Material Adverse Effect.

6.4. Parent Shares.  The Parent Shares to be issued to the Seller pursuant to this Agreement have been or will be upon issuance duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

6.5. No Brokers.  None of Parent, Buyer or any of their respective Representatives has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE VII
CLOSING CONDITIONS

7.1. Conditions to Obligations of Buyer and Parent.  The obligation of Buyer and Parent to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of Seller and Principals set forth in this Agreement (disregarding qualifications as to materiality and Material Adverse Effect) will be true and correct as of the Closing Date (other than those expressly made as of an earlier date, in which case as of such date) and (ii)  Seller and Principals will have performed or complied with, in all respects, the covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;

(b) Seller and USF shall have duly executed and delivered to Buyer the Amended License;

(c) Seller and each Principal will have delivered to Buyer a certificate executed as of the Closing Date, with respect to Seller, by the manager of Seller, and with respect to a Principal, by such Principal to the effect that each of the conditions specified in Section 7.1(a) is satisfied;

(d) Seller will have obtained and delivered to Buyer evidence that Seller has obtained all Necessary Consents, which Necessary Consents shall be in form and substance reasonably acceptable to Buyer and will not have been revoked or cancelled as of the Closing;

(e) there will not be any Order in effect preventing consummation of the transactions contemplated by this Agreement or any Action that seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement pending before any court or any other Governmental Authority;

(f) Seller will have delivered or caused to be delivered to Buyer:

(i) the Assignment and Assumption Agreement with respect to the assignment of the Amended License by and among USF, Seller and Buyer in substantially the form of  Exhibit C attached hereto Agreement (“License Assignment”), duly executed by Seller and USF and acknowledged by Antonia;

(ii) the Bill of Sale by and between Seller in favor of Buyer in substantially the form of Exhibit D attached hereto (the “Bill of Sale”), duly executed by Seller, and any other instruments of transfer reasonably required by Buyer to evidence the transfer of the Purchased Assets to Buyer, in each case duly executed by Seller;

(iii) the Non-Competition and Non-Solicitation Agreement by Seller and Principals in favor of Buyer and Parent, in substantially the forms of Exhibits E attached hereto (collectively, the “Non-Competition Agreement”), duly executed by Seller, and Principals;

(iv) the Confidentiality Agreement by USF, David Sobek, Richard Kursman and Brad Hill in favor of Buyer and Parent, in substantially the form of Exhibit F attached hereto (the “Confidentiality Agreement”), duly executed by USF, David Sobek, Richard Kursman and Brad Hill;

(v) copies of (A) the articles of organization of Seller certified as of a date no later than twenty (20) days prior to the Closing Date by the Secretary of State of Ohio, (B) a good standing certificate for Seller certified as of a date no later than twenty (20) days prior to the Closing Date from the Secretary of State of Ohio, and (C) a good standing certificate for Seller certified as of a date no later than twenty (20) days prior to the Closing Date from the Secretary of State of each jurisdiction in which Seller is qualified to do business as a foreign limited liability company;

(vi) a certificate from Seller’s manager certifying to (A) Seller’s articles of organization and operating agreement in effect as of the Closing, (B) the resolutions of Seller’s manager and members authorizing the execution, delivery and performance of this Agreement and each of the other Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of the manager authorized to execute this Agreement or any other Ancillary Document to which Seller is or is required to be a party or by which Seller is or is required to be bound;

(vii) evidence of the release of all Liens upon the Purchased Assets in form and substance reasonably acceptable to Buyer;

(viii) Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents;

Buyer and Parent may waive any condition specified in this section if it executes a written waiver to that effect at or prior to the Closing.

7.2. Conditions to Obligations of Seller and Principals.  The obligation of Seller and Principals to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of Parent and Buyer set forth in this Agreement (disregarding qualifications as to materiality and Buyer Material Adverse Effect) will be true and correct as of the Closing Date (other than those expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, and (ii) Parent and Buyer will have performed or complied with, in all material respects, their respective covenants and agreements hereunder that are required to be performed or complied with on or prior to the Closing Date;

(b) Parent and Buyer will have delivered to Seller a certificate executed as of the Closing Date by an executive officer of such Persons to the effect that each of the conditions specified in Section 7.2(a) is satisfied;

(c) there will not be any Order in effect preventing consummation of the transactions contemplated by this Agreement or any Action that seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement pending before any court or any other Governmental Authority;

(d) Buyer will have delivered or caused to be delivered to Seller:

(i) The License Assignment duly executed by Buyer;

(ii) evidence of the payment of the cash portion of the Closing Purchase Price; and

(iii) an instruction letter to the transfer agent of the Parent in connection with issuance of Closing Parent Shares.

Seller and Principals may waive any condition specified in this Section if it or they shall execute a written waiver to that effect at or prior to the Closing.

ARTICLE VIII
OTHER AGREEMENTS

8.1. Further Assurances.  In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party(ies) (unless otherwise specified herein or unless such requesting party(ies) is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX).

8.2. Confidentiality.  Seller and Principals shall, and shall cause their respective Representatives to:  (a) treat and hold in strict confidence any confidential or proprietary information relating to the Purchased Assets or Assumed Liabilities (“Confidential Information”), and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that any of them becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 8.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 8.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; (d) to the extent permitted by applicable Law, to promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Seller or Principals or their respective Representatives. Seller and Principals agree and acknowledge that remedies at law for any breach of their obligations under this Section 8.2 are inadequate and that in addition thereto Buyer (or an Affiliate thereof) shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

8.3. Publicity.  None of the parties hereto shall, and each party shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except (i) as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer and/or Parent, as may be required of Buyer and/or Parent by applicable Law (including any Securities and Exchange Commission rules) or stock exchange’s requirement. The parties will consult with each other concerning the means by which employees, service providers and others having dealings with Seller and its Affiliates with respect to the Purchased Assets and the Assumed Liabilities will be informed of the transactions contemplated hereby, and Buyer shall be allowed to be present for any such communication with a Representative of Buyer.

8.4. Litigation Support.  Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Purchased Assets or the Assumed Liabilities, the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX).

8.5. Post-Closing Receipts and Possession of Assets.  If after the Closing Date any party receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.  In the event that after the Closing Date, Buyer receives or otherwise is in possession of any Excluded Asset, Buyer shall promptly notify Seller of its receipt or possession of the Excluded Asset and transfer, at Seller’s expense, such Excluded Asset to Seller.  In the event that after the Closing Date, any of Seller or Principals receives or otherwise is in possession of any Purchased Asset, Seller and Principals shall promptly notify Buyer of their receipt or possession of the Purchased Asset and transfer, at Buyer’s expense (unless such receipt or possession is a result of a breach of this Agreement by Seller or any Principal, in which case, at Seller’s and Principals’ expense), such Purchased Asset to Buyer.

8.6. Guarantees.

(a) Principals stand to benefit from the transactions contemplated by this Agreement.  Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Principals hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantee, subject to all claims, defenses, and rights of Seller (including, without limitation, Section 9.5), the full and prompt payment when due, of all amounts due and payable by Seller under this Agreement and the other Ancillary Documents, when and as the same shall become due and payable, whether by acceleration or otherwise.  This guaranty is a guaranty of payment and performance and is intended to be the obligation of a surety and not just a guarantor.  Principals knowingly and fully waive any and all defenses of a guarantor, including presentment, right to approve any amendment to this Agreement or any Ancillary Document or any other agreement, insufficient consideration and all others.  The obligations set forth in this Section 8.6(a) shall be binding on each Principal’s heirs and successors.

(b) Parent stands to benefit from the transactions contemplated by this Agreement.  Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent hereby absolutely, irrevocably and unconditionally guarantees, subject to all claims, defenses, and rights of Parent and Buyer (including, without limitation, Section 9.5), the full and prompt payment when due, of all amounts due and payable by Buyer under this Agreement and the other Ancillary Documents, when and as the same shall become due and payable, whether by acceleration or otherwise.  This guaranty is a guaranty of payment and performance and is intended to be the obligation of a surety and not just a guarantor.  Guarantor knowingly and fully waives any and all defenses of a guarantor, including presentment, right to approve any amendment to this Agreement or any Ancillary Document or any other agreement, insufficient consideration and all others.  The obligations set forth in this Section 8.6(b) shall be binding on Parent’s successors.

8.7. Registration of Parent Shares.

(a) Registration of Closing Parent Shares.  Provided that Seller shall have furnished Parent with a selling holder questionnaire in form and substance reasonably satisfactory to Parent and its counsel, Parent will use commercially reasonable efforts to prepare and file a registration statement with the United States Securities and Exchange Commission (“SEC”) covering the registration of the Parent Closing Shares within 45 Business Days after the Closing Date, and to cause such registration statement to be declared effective by the SEC.

(b) Piggyback Registration Rights.  Parent agrees that if, after the date of issuance of the Holdback Parent Shares, the Board of Directors of Parent shall authorize the filing of a registration statement under the Securities Act (other than a registration statement (i) filed in connection with an offering of securities to employees or directors of Parent pursuant to any employee stock option or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to Parent’s existing security holders, (iv)  for a dividend reinvestment plan, or (v) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of Parent’s shareholders having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction) in connection with the proposed offer of any of its securities by it or any corporation with which it may combine or merge, Parent shall: (A) promptly notify Seller that such registration statement will be filed and that the Holdback Parent Shares issued pursuant to this Agreement and then held by Seller and any Parent Closing Shares not previously registered pursuant to Section 8.7(a) and then held by Seller (collectively,  the “Registrable Securities”) will be included in such registration statement at Seller’s request; (B) cause such registration statement to cover all of the Registrable Securities issued to Seller for which Seller requests inclusion; (C) use reasonable best efforts to cause such registration statement to become effective as soon as practicable; and (D) take all other reasonable action necessary under any federal or state law or regulation of any Governmental Authority to permit all such Registrable Securities that have been issued to Seller to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any Governmental Authority for the period necessary for Seller to promptly effect the proposed sale or other disposition, but no later than the date that, assuming compliance with all of the requirements of Rule 144 promulgated under the Securities Act, Seller would be entitled to sell all the Registrable Securities pursuant to Rule 144 without limitation.  If Seller desires to include in such registration statement all or any part of the Registrable Securities held by it, it shall, within twenty (20) days after the above-described notice from Parent, so notify Parent in writing. Such notice shall state the intended method of disposition of the Registrable Securities by Seller.  If Seller decides not to include all of its Registrable Securities in any registration statement thereafter filed by Parent, Seller shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.  As used in this Section 8.7, the term “Registrable Shares” refers includes all securities received in replacement of or in connection with such Registrable Shares pursuant to stock dividends or splits, all securities received in replacement of such Registrable Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Seller is entitled by reason of Seller’s ownership of the Registrable Shares.  The obligations of Parent under this Section 8.7(b) is conditioned upon Seller’s furnishing Parent with a selling holder questionnaire in form and substance reasonably satisfactory to Parent and its counsel.

(c) Underwriting Requirements.  In connection with any registration statement subject to Section 8.7 involving an underwritten offering of shares of Parent’s capital stock, Parent shall not be required to include any of the Registrable Securities in such underwriting unless Seller accepts the terms of the underwriting as agreed upon between Parent and its underwriters, and then only in such quantity as Parent in its sole discretion determines will not jeopardize the success of the offering by Parent.  If the total number of securities to be included in such offering (the “Requested Securities”) exceeds the number of securities to be sold (other than by Parent) that Parent in its reasonable discretion determine is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of the Requested Securities, which Parent in its sole discretion determines will not jeopardize the success of the offering.  If Parent determines that less than all of the Requested Securities requested to be registered can be included in such offering, then the securities to be registered that are included in such offering shall be allocated among the holders of the securities (the “Holders”) in proportion (as nearly as practicable to) the number of Requested Securities owned by the Holders.  To facilitate the allocation of shares in accordance with the above provisions, Parent or the underwriters may round the number of shares allocated to any Holder to the nearest 10 shares.  Notwithstanding the foregoing, in no event shall the number of Requested Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the initial public offering of Parent, in which case the Holders may be excluded further if Parent makes the determination described above and no other shareholder’s securities are included in such offering.  For purposes of the provision in this Section 8.7(c) concerning apportionment, for any Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and affiliates of such Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of Requested Securities owned by all persons included in such “Holder,” as defined in this sentence.

(d) Abandonment or Delay of Registration.  Notwithstanding any other provision of this Section 8.7, Parent may not abandon or delay any registration commenced by Parent unless such registration is no longer feasible.  In the event of such an abandonment by Parent, Parent shall not be required to continue registration of the Registrable Securities requested by Seller for inclusion, Seller shall retain the right to request inclusion of the Registrable Securities as set forth above and the withdrawn registration shall not be deemed to be a registration request for the purposes of this Section 8.7.

(e) Expenses.  The Holders shall be responsible for all underwriting discounts and selling commissions with respect to his/her/its Registrable Securities being sold.  Parent will pay all other expenses incurred by it associated with each registration, including, without limitation, all filing and printing fees, Parent’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable securities Laws, and listing fees.

(f) Qualification in States.  Prior to any public offering of Registrable Securities, Parent will use commercially reasonable efforts to register or qualify or cooperate with Seller and applicable counsel to the Holders of securities being registered in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by Seller as shall be reasonably appropriate in the opinion of Parent and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the registration statement; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 8.7(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 8.7(f), or (iii) file a general consent to service of process in any such jurisdiction; and provided further that (notwithstanding anything in this Agreement to the contrary with respect to the bearing of expenses) if any jurisdiction in which any of such Registrable Securities shall be qualified shall require that expenses incurred in connection with the qualification therein of any such Registrable Securities be borne by the selling Holders of securities to be registered, then the such selling Holders shall, to the extent required by such jurisdiction, pay their pro rata share of such qualification expenses.

    (g) Effectiveness.  Subject to the terms and conditions of this Agreement, Parent shall use reasonable best efforts to have the registration statement filed pursuant to this Section 8.7(b) declared effective.  Parent shall notify Seller by facsimile or e- mail as promptly as practicable after the registration statement is declared effective and shall simultaneously provide Seller with copies of any related prospectus to be used in connection with the sale or other disposition of the Registrable Securities covered thereby.

(h) Allowed Delay.  Parent may delay the disclosure of material non-public information concerning Parent by suspending the use of any prospectus included in any registration statement contemplated hereunder required to contain such information, the disclosure of which at the time is not, in the good faith opinion of Parent, in the best interests of Parent (an “Allowed Delay”); provided, that Parent shall promptly (a) notify Seller in writing of the existence of (but in no event, without obtaining an agreement from Seller agreeing to keep the information confidential, shall Parent disclose to Seller any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise Seller in writing to cease all sales under the registration statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

8.8. Restrictive Legends and Stop-Transfer Orders.

(a) Certificates representing the Parent Shares issued to Seller pursuant to this Agreement shall bear such restrictive legends as required by applicable state corporate law and securities laws, as appropriate and in the discretion of Parent.

(b) Seller agrees that, to ensure compliance with restrictions in accordance with applicable securities laws, Parent may issue appropriate “stop transfer” restrictions to its transfer agent, if any, and that, if Parent transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Parent shall not be required (i) to transfer on its books any Parent Shares issued to Seller pursuant to this Agreement if such transfer is in violation of applicable securities laws or (ii) to treat as owner of such Parent Shares or to accord the right to vote or pay dividends to any purchaser or transferee to whom such Parent Shares shall have been so transferred.

(d) Seller agrees that the removal of a restrictive legend from certificates representing the Parent Shares as set forth in this Section 8.8 is predicated upon Parent’s reliance that Seller will sell any Parent Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

ARTICLE IX
INDEMNIFICATION

9.1. Survival. All representations and warranties of Seller, Principals, Parent and Buyer contained in this Agreement (including all schedules and exhibit hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second anniversary of the Closing Date; provided however that (i) the representations and warranties contained in Sections 5.15 (Environmental Matters) and 5.16 (Tax Matters) shall survive until ninety (90) days after the applicable statute of limitations has expired and (ii) the representations and warranties contained in Sections 5.1 (Organization; Capitalization; Subsidiaries), 5.2 (Authorization), 5.5 (Title to Purchased Assets), 5.5 (Amended License), 5.6 (Intellectual Property), 5.17 (No Brokers), 6.1 (Organization), 6.2 (Authorization) and 6.5 (No Brokers) (such representations and warranties in clauses (i) and (ii), collectively, the “Special Reps”) will survive indefinitely (in each case, the date until each such representation and warranty shall survive is herein referred to as the “Survival Date”). If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.  All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing indefinitely and continue until fully performed in accordance with their terms.  For the avoidance of doubt, a claim for indemnification with respect to any Retained Liability or any Assumed Liability may be made at any time.

9.2. Indemnification by Seller and Principals.  Except as otherwise limited by this ARTICLE IX, Seller and Principals shall, jointly and severally, indemnify, defend and hold harmless each of Buyer, Parent and their respective Affiliates, any assignee or successor thereof, and each officer, director, manager, employee, agent and representative of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:

(a) any breach of any representation or warranty of Seller and/or any Principal in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith);

(b) any breach of any covenant, obligation or agreement of Seller and/or any Principal in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith and therewith);

(c) the existence of, or the failure of Seller or any Principal to pay, perform or discharge when due, any Retained Liability after the Closing;

(d) any and all Actions of any nature that are pending or threatened against Seller that relate to the period on or before the Closing Date, regardless of when any such Action arises;

(e) any and all Transfer Taxes; and

(f) enforcing the Buyer Indemnified Parties’ indemnification rights provided for hereunder.

9.3. Indemnification by Buyer and Parent.  Except as otherwise limited by this ARTICLE IX, Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless Seller, each Principal and their respective Affiliates and each officer, manager, employee, agent and representative of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:

(a) any breach of any representation or warranty of Buyer and/or Parent in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith);

(b) any breach of any covenant, obligation or agreement of Buyer and/or Parent in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith and therewith);

(c) the existence of, or the failure of Buyer to pay, perform or discharge when due, any Assumed Liability after the Closing; and

(d) enforcing the Seller Indemnified Parties’ indemnification rights provided for hereunder.

9.4. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2 or 9.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the obligation to indemnify pursuant to such provisions.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a Third Party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to Buyer (if Buyer and/or Parent is the Indemnitor) or Seller (if Seller and/or any Principal is the Indemnitor) of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder.  The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby.  The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such Third Party claim or contests, in whole or in part, its indemnification obligations therefor, (ii) if the Indemnitor is Buyer and/or Parent, the applicable Third Party claimant is a Governmental Authority or a then-current customer of Buyer, Parent or any of their respective Affiliates, (iii) if the Indemnitor is Buyer and/or Parent, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, Parent or any of their respective Affiliates, (iv) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense, (v) the applicable Third Party alleges claims of fraud, willful misconduct or intentional misrepresentation, or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee.  If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim.  If the Indemnitor elects not to, or is not entitled under this Section 9.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim.  Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss.  The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a Third Party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason).  Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned.  The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense.  The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c) Any indemnification claim that does not arise from a Third Party claim must be asserted by a written notice to the Buyer (if Buyer and/or Parent is the Indemnitor) or Seller (if Seller and/or any Principal is the Indemnitor).  The recipient of such notice will have a period of thirty (30) days after receipt of such notice within which to respond thereto.  If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice.  If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Ancillary Documents or applicable Law.

9.5. Limitations on Indemnification.

(a) No Indemnitor shall be liable for an indemnification claim made under Section 9.2(a) or Section 9.3(a) as the case may be: (i) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date, (ii) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under Section 9.2(a) or by the Seller Indemnified Parties in the aggregate under Section 9.3(a), as applicable, exceed an amount equal the sum of $680,000 (the “Indemnification Cap”); and (iii) unless and until the Losses of the Buyer Indemnified Parties collectively, or of the Seller Indemnified Parties collectively, as applicable, exceed an aggregate amount equal to $21,250 (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of such Losses of the Indemnitee(s) that exceed the Basket; provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance policies maintained by the Indemnitor (or any of its Affiliates) and (y) indemnification claims based, in whole or in part, on fraud, willful misconduct or intentional misrepresentation.

(b) The Basket and the Indemnification Cap shall apply only to indemnification claims made under Section 9.2(a) or Section 9.3(a) and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 9.2 or Section 9.3.

9.6. General Indemnification Provisions.

(a) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

(b) No investigation by Buyer and/or Parent or Knowledge of Buyer and/or Parent of a breach of a representation or warranty of Seller or any Principal shall affect the representations and warranties of Seller or the Principals or the recourse available to Buyer or Parent under any provision of this Agreement (including ARTICLE IX) with respect thereto.

(c)  Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

(d) Except to the extent otherwise provided in Section 9.7 below, any indemnification obligation of an Indemnitor under this ARTICLE IX  will be paid in cash within three (3) Business Days after the determination of such obligation in accordance with Section 9.4.

(e) The provisions of this ARTICLE IX notwithstanding, at its sole discretion and without limiting any other rights of Buyer and/or Parent under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is entitled to indemnification hereunder, if Seller and Principals fail or refuse to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer and/or Parent (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to any of Seller or Principals pursuant to this Agreement or any Ancillary Document, including the Holdback or any amounts owed by Buyer and/or Parent pursuant to any outstanding indemnification claim and any payments otherwise payable hereunder.

9.7. Holdback Amount.

(a) Buyer shall hold the Holdback to satisfy any Loss for which indemnification is provided by the Seller and Principals in accordance with and subject to the terms and conditions of ARTICLE IX.   Buyer and Parent shall have the right to withhold and deduct payments from the Holdback equal to a reasonable and good faith estimate of Losses arising from indemnification claims pending resolution of such claim.   For avoidance of doubt, the Holdback shall not serve in any way to limit the Indemnification obligations of the Seller and/or any of the Principals under this Agreement, nor shall it be deemed as Buyer’s or Parent’s sole remedy pursuant to this Agreement.

(b) On the date that is the six month anniversary of the Closing Date (the “Holdback Release Date”), Buyer and Parent shall pay to the Seller the Holdback, less any portion thereof (i) that has been deducted and applied to the satisfaction of Losses for indemnification claims pursuant to Section 9.2 and (ii) that is subject to any pending indemnification claim which is not resolved.  If an indemnification claim is resolved following the Holdback Release Date and Losses with respect to such claim are less than the amount withheld by Buyer, Buyer shall promptly release any amount due Seller with the amount remaining following the Holdback Release Date.

ARTICLE X
TAX MATTERS

10.1. Transfer Taxes.  All Taxes imposed in connection with the transfer of the Purchased Assets and the Assumed Liabilities (the “Transfer Taxes”), whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or Seller or any Affiliate thereof, shall be borne and paid by Seller.

10.2. Tax Treatment of Indemnification Payments.  Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

ARTICLE XI
GENERAL PROVISIONS

11.1. Expenses, Taxes, Etc.  Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

11.2. Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 11.2) or (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Seller or Principals, to:
Sam Shrivastava
4500 Hyacinth Drive
Mason, Ohio 45040
sshrivastava@cinci.rr.com

AND

Dr. Scott Antonia
25315 Oaks Boulevard
Land O Lakes, Florida 34639
scott.antonia@moffitt.org

with a copy (which will not constitute notice) to:
Hairston Lane PA
434 Fayetteville Street, Suite 2350
Raleigh, North Carolina 27601
Attn: M. Brad Hill
Facsimile: (888) 510-1160
Email: bhill@hlbnclaw.com

AND

Holland & Knight
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Attention: Pat Meehan
Facsimilie: (813) 229-0134
Email: pat.meehan@hklaw.com

If to Buyer and/or Parent, to: Cellular Biomedicine Group Vax, Inc., 530 University Avenue, Suite 17 Palo Alto, CA 94301 Attention: Wei (William) Cao Email: William.cao@cellbiomedgroup.com with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York  10105
Attention:  Barry Grossman, Esq.
Facsimile No.:  (212) 370-7889
Email: bigrossman@egsllp.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.3. Interpretation.  The headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.  In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and exhibits to this Agreement.

11.4. Conflict Between Agreements. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Ancillary Document, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

11.5. Principal Not Authorized to Act on Behalf of Buyer or Parent.  In the event that a Principal becomes a director, officer, employee or other authorized agent of Buyer or Parent, such Principal shall have no authority, express or implied, to act or make any determination on behalf of Buyer, Parent or their respective Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

11.6. Severability.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.  The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.7. Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Buyer (including its Affiliates) may assign its rights and benefits hereunder and under the Ancillary Documents (provided that Buyer shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer hereunder) (i) to any Affiliate of Buyer or Parent or (ii) to any Person acquiring all or substantially all of the Purchased Assets or a majority of the outstanding capital stock of Buyer (whether by stock purchase, merger, consolidation or otherwise).  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

11.8. No Third-Party Beneficiaries.  Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

11.9. Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Document will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (i) no Action or right arising out of this Agreement or the Ancillary Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the party against which such waiver or renunciation is charged; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; (iii) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder; and (iv) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.10. Remedies.  Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law.  Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law.  The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

11.11. Mutual Drafting.  The parties acknowledge and agree that:  (a) this Agreement and the other Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, exhibits and Schedules attached hereto) and the other Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Ancillary Documents, (d) neither the drafting history nor the negotiating history of this Agreement or the other Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof, and (e) the terms and provisions of this Agreement and the other Ancillary Documents will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement or such other Ancillary Document.

11.12. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles).

11.13. Consent to Jurisdiction; Waivers.  For purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.13,  and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action.

11.14. WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

11.15. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

11.16. Entire Agreement.  This Agreement (including the exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Seller:

BLACKBIRD BIOFINANCE, LLC

By:	/s/ Sam Shrivastava
Sam Shrivastava
Founder, President & CEO

Principals:

By:	/s/ Scott Antonia
Dr. Scott Antonia

By:	/s/Sam Shrivastava
Sam Shrivastava

Parent:

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Wei (William) Cao
Wei (William) Cao
President and CEO

Buyer:

CELLULAR BIOMEDICINE GROUP VAX, INC.

By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Financial Officer